                             CONTRIBUTION AGREEMENT

                                      AMONG

                            NS ADVISORS HOLDINGS LLC,

                  NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

                                       AND

                    PRESIDIO CAPITAL INVESTMENT COMPANY, LLC

                      Dated: As of [_____________________]

                             CONTRIBUTION AGREEMENT

     CONTRIBUTION AGREEMENT (this "Agreement") made as of [ ], 2004 by and among
NS ADVISORS HOLDINGS LLC, a Delaware limited liability company (the
"Contributor"), NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP, a Delaware limited partnership (the "Operating Partnership") and PRESIDIO CAPITAL INVESTMENT
COMPANY, LLC, a Delaware limited liability company ("PCIC") (only to the extent provided in Section 8 of this Agreement).

                                    RECITALS

         A. As of the date hereof, Contributor is the owner of the assets set forth on Schedule 1 attached hereto and made a part hereof (the "Contributed
Assets").

         B. Contributor is contributing the Contributed Assets to the Operating
Partnership and, in exchange for such contribution, shall receive OP Units (as hereinafter defined), subject to the terms and conditions contained herein.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Definitions.

         "Affiliate" shall mean, with respect to any Person, any person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

         "Agreement" has the meaning set forth in the initial paragraph hereof.

         "Closing" means the consummation of the transactions contemplated by this Agreement.

         "Closing Date" shall mean the date hereof.

         "Contributed Liabilities" shall have the meaning set forth in Section
4(b).

         "Contributor" shall have the meaning set forth in the initial paragraph hereof.

         "Governmental Authority" means any governmental, quasi-governmental, regulatory, administrative or judicial agency, body or entity, foreign or domestic.

                                      -1-

         "Law" means, as in effect on the date hereof (unless otherwise indicated), all foreign, federal, state or local laws, common laws, regulations, rules, ordinances, orders, codes, licenses, permits, decrees and judgments of or by any Governmental Authority.

         "Loss" means any and all actual losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements (including, without limitation, reasonable attorneys' fees and disbursements), but not including any consequential, special or punitive damages.

         "NCIC" means NorthStar Capital Investment Corp., a Maryland corporation.

         "NPLP" means NorthStar Partnership, L.P., a Delaware limited partnership.

         "NRFC" means NorthStar Realty Finance Corp., a Maryland corporation.

         "OP Partnership Agreement" shall mean the Agreement of Limited
Partnership of NorthStar Realty Finance Limited Partnership, dated as of [the date hereof], as amended.

         "OP Units" shall mean limited partnership interests in the Operating
Partnership.

         "Operating Partnership" shall have the meaning set forth in the initial paragraph hereof.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Time of Transfer" means 12:01 a.m. Eastern Time on the Closing Date.

         "Warranty Claim" has the meaning set forth in Section 8.

     2. Agreement to Contribute. On the Closing Date, Contributor shall contribute to the Operating Partnership the Contributed Assets. Such
contribution will be effected by delivery by Contributor to the Operating
Partnership of the assignments and other certificates, affidavits and documents required to be delivered by the Contributor to the Operating Partnership pursuant to Section 3.

     3. Contribution. At the Closing, Contributor shall execute and deliver to the Operating Partnership:

         (a) assignment and assumption agreements in form reasonably acceptable to the Operating Partnership conveying all of Contributor's right title and interest in and to the Contributed Assets subject only to the Contributed
Liabilities;

         (b) a counterpart of the OP Partnership Agreement; and

                                      -2-

         (c) all other certificates, affidavits and documents reasonably necessary or appropriate to consummate the transaction contemplated hereby.

     4. Consideration.

         (a) In exchange for the Contributed Assets, Contributor shall receive at Closing ________________ (_______) OP Units (the "Unit Distribution") and
$__________ in cash.

         (b) Contributor and the Operating Partnership acknowledge that the Unit
Distribution is based upon the assumptions that the assets listed on Schedule 1 are owned subject only to the liabilities listed on Schedule 2 (collectively, the "Contributed Liabilities"). For purposes of this Section 4(b), references on
Schedule 1 to entities or interests in entities shall be deemed to include all of the assets directly or indirectly owned by such entities on the date hereof.

     5. Assumption of Liabilities. From and after the Time of Transfer, the
Operating Partnership shall assume, pay, perform and discharge all liabilities and obligations (including performance obligations) of Contributor with respect to the Contributed Assets and shall accept the Contributed Assets subject to the
Contributed Liabilities.

     6. Contributor Representations, Warranties and Covenants. Contributor
hereby makes the following representations and warranties to the Operating
Partnership, as of the date hereof:

         (a) Contributor, and every entity an interest in which comprises a portion of the Contributed Assets, is duly organized and validly existing under the laws of the state of its formation, and is qualified in every jurisdiction in which the failure to so qualify would have a material adverse effect on the
Contributor or the Contributed Assets.

         (b) Contributor has all requisite authority to execute and deliver this
Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Contributor have been duly and validly authorized by the Contributor. When executed and delivered by Contributor, this Agreement will constitute valid and legally binding obligations of Contributor, enforceable against Contributor in accordance with its terms.

         (c) Neither the execution nor the delivery of this Agreement by
Contributor nor the consummation of the transactions contemplated hereby nor fulfillment of or compliance with the terms and conditions hereof by Contributor
(A) conflict with or will result in a breach of any of the material terms, conditions or provisions of (i) the partnership agreement, limited liability company agreement, operating agreement or similar organizational documents of
Contributor, or (ii) any material agreement, order, judgment, decree, arbitration award, statute,

                                      -3-

regulation or instrument to which any of Contributor or the Contributed Assets is a party or by which any of the foregoing is bound, or constitutes or will constitute a breach, violation or default under any of the foregoing or (B)
except to the extent any such consent, filing or notification is properly obtained, performed or given prior to the Closing, (i) require any consent of or filing with or notification to any Governmental Authority where the failure to obtain such consent or make such filing would have a material adverse effect on the Contributor or the Contributed Assets or (ii) violate any Law of any
Governmental Authority applicable to the Contributor or the Contributed Assets where the violation would have a material adverse effect on the Contributor or the Contributed Assets.

         (d) Except for the continuing participation interest of Mr. Jean-Michel
Wasterlain in certain of the Contributed Assets as described in the prospectus included in the registration statement for the initial public offering of the common stock of the parent of the Operating Partnership, no contract, understanding, agreement or arrangement is in existence with any person or entity for the sale, transfer or conveyance of all or any portion of the
Contributed Assets or any participation interest therein or portion thereof.

         (e) Contributor owns, and will transfer to the Operating Partnership at the Closing, good title to the Contributed Assets, free and clear of any material mortgage, pledge, lien, charge, security interest or claim or any other encumbrance other than the Contributed Liabilities and Contributor has not transferred or assigned, or otherwise granted any interest or rights in, the
Contributed Assets that will not be terminated or released on the Closing Date.

         (f) To the Contributor's knowledge, the Contributed Assets are not subject to any material liabilities other than the Contributed Liabilities.

         (g) No federal, state or local taxing authority has asserted in writing any material tax deficiency, lien, interest or penalty or other assessment against Contributor or any of the Contributed Assets which has not been paid and there is no pending audit or inquiry from any federal, state or local tax authority relating to Contributor or the Contributed Assets which reasonably may be expected to result in a tax deficiency, lien, interest, penalty or other assessment against Contributor or the Contributed Assets.

         (h) Contributor is an "accredited investor" within the meaning of
Regulation D under the Securities Act and has knowledge and experience in financial and business matters such that each is capable of evaluating the merits and risks of receiving and owning its OP Units.

         (i) Contributor is able to bear the economic risk of its investment in the transaction and in making this investment and Contributor is relying upon the advice of its own personal, legal and tax advisors with respect to the tax and other aspects of an investment in the Operating Partnership.

         (j) Except for the fees of Friedman Billings Ramsey and the fees listed on Exhibit A hereto, which fees shall be borne by the Operating Partnership,
Contributor has not employed any financial advisor or finder or incurred any liability for any broker's commissions or finder's fees in connection with this
Agreement or the transactions contemplated hereby. Contributor hereby agrees to indemnify, defend

                                      -4-

and hold the Operating Partnership harmless from and against any and all Losses resulting from any claim that may be made against the Operating Partnership by any broker, finder or other Person, other than Friedman Billings Ramsey, claiming a commission fee or other compensation by reason of the transactions contemplated by this Agreement if the same shall arise by, through or on account of any alleged act of Contributor or any of its respective representatives.

         (k) As successor to Contributor, the Operating Partnership will be the beneficiary of all representations, warranties (collectively, the "Original
Acquisition Representations") and covenants (the "Original Acquisition
Covenants"), if any, made for the benefit of Contributor and its respective affiliates in connection with their acquisition of the Contributed Assets.

The Operating Partnership acknowledges that it is not relying on any statement or representation (other than representations, warranties, covenants and indemnifications contained in this Agreement) that has been made by Contributor or any of its respective employees, agents, attorneys or representatives.

     7. Operating Partnership Representations, Warranties and Covenants. The
Operating Partnership represents and warrants to Contributor as follows as of the date hereof:

         (a) The Operating Partnership is a limited partnership duly organized and validly existing and in good standing under the laws of the State of
Delaware. The Operating Partnership has all requisite authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Operating Partnership have been duly and validly authorized by the Operating Partnership. When executed and delivered by the Operating Partnership, this Agreement will constitute valid and legally binding obligations of the Operating Partnership, enforceable against the
Operating Partnership in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor fulfillment of or compliance with the terms and conditions hereof (A) conflict with or will result in a breach of any of the terms, conditions or provisions of (i) the OP
Partnership Agreement or (ii) any agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which the Operating
Partnership is a party or by which it is bound, or constitutes or will constitute a breach, violation or default under any of the foregoing or (B)
except to the extent any such consent, filing or notification is properly obtained, performed or given prior to the Closing, require any consent of or filing with or notification to any Governmental Authority by the Operating
Partnership or violate any Law of any Governmental Authority applicable to the
Operating Partnership.

         (c) Except for the fees of Friedman Billings Ramsey and the fees listed on Exhibit A hereto which fees shall be borne by the Operating Partnership, the
Operating Partnership has not employed any financial advisor

                                      -5-

or finder or incurred any liability for any broker's commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.
The Operating Partnership hereby agrees to indemnify, defend and hold
Contributor harmless from and against any and all Losses resulting from any claim that may be made against Contributor by any broker, finder or other Person claiming a commission fee or other compensation by reason of the transactions contemplated by this Agreement, if the same shall arise by, through or on account of any alleged act of the Operating Partnership or the Operating
Partnership's representatives.

         (d) Since its inception the Operating Partnership has constituted a partnership for federal income tax purposes and is not a publicly traded partnership.

     8. Survival of Representations and Warranties; Indemnification; Exclusive
Remedies.

         (a) Survival of Representations and Warranties. All representations and warranties of Contributor contained herein or made pursuant hereto are given and shall survive until the date that is twelve (12) calendar months after the
Closing Date (the "OP Claim Termination Date"). From and after the Time of
Transfer, Contributor and PCIC, jointly and severally, shall indemnify and hold harmless the Operating Partnership, any Affiliate of the Operating Partnership
(including NRFC, but excluding NCIC and NPLP), and any principal, partner, member, director, officer, employee, agent or other representative of any of them (each a "OP Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any such OP
Indemnified Party by reason of or resulting from the breach of any representation or warranty by Contributor occurring prior to the OP Claim
Termination Date. The representations and warranties of the Operating
Partnership contained herein or made pursuant hereto shall survive until the date that is twelve (12) calendar months after the Closing Date (the
"Contributor Claim Termination Date"). From and after the Time of Transfer, the
Operating Partnership shall indemnify and hold harmless Contributor and PCIC and any Affiliate of Contributor or PCIC (including NCIC and NPLP, but excluding
NRFC and the Operating Partnership) and any principal, partner, member, director, officer, employee, agent or other representative of any of them (each a "Contributor Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any Contributor Indemnified
Party by reason of or resulting from the breach of any representation or warranty by the Operating Partnership occurring prior to the Contributor Claim
Termination Date.

         (b) Contributed Assets Indemnity. The Operating Partnership hereby agrees to indemnify, defend and hold each Contributor Indemnified Party harmless from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any such Contributor Indemnified Party by reason of or resulting from any claim that may be made against the Contributed Assets or the Operating
Partnership for anything arising after the Time of Transfer with respect to the
Contributed Assets.

                                      -6-

         (c) Warranty Claim. Any claim by any Contributor Indemnified Party or any OP Indemnified Party pursuant to Section 8(a) with respect to a claimed breach by the Operating Partnership or the Contributor of a representation or warranty (a "Warranty Claim") shall expire at the OP Claim Termination Date or the Contributor Claim Termination Date, as applicable, unless prior thereto, the party making a claim hereunder has delivered written notice to the other party.
If any written notice of claim has been given by any OP Indemnified Party to
Contributor prior to the OP Claim Termination Date or by any Contributor
Indemnified Party to the Operating Partnership prior to the Contributor Claim
Termination Date, then the relevant representations, warranties and indemnities shall survive the OP Claim Termination Date or Contributor Claim Termination
Date, as applicable, as to (but only as to) such Warranty Claim, until such
Warranty Claim has been finally resolved.

         (d) Survival. The provisions of this Section 8 shall survive the
Closing. Each OP Indemnified Party and each Contributor Indemnified Party is and express and intended third party beneficiary of the indemnities provided in this
Section 8.

     9. Transfer Taxes. The Operating Partnership shall pay, or cause to be paid, at Closing, all transfer and other similar taxes and charges
(collectively, the "Transfer Taxes") due in connection with the transfer of the
Contributed Assets. The Operating Partnership shall indemnify and hold the
Contributor harmless from and against any Losses resulting from any claim that the Transfer Taxes paid at Closing were less than the Transfer Taxes due as a result of the transfer of the Contributed Assets and any claim that Transfer
Taxes in addition to those paid at Closing were due.

     10. Miscellaneous.

         (a) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below
(or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next
Business Day:

                                      -7-

                    If to the Operating Partnership to:
                    -----------------------------------

                    NorthStar Realty Finance Limited Partnership
                    527 Madison Avenue, 16th Floor
                    New York, New York 10022
                    Attention: David Hamamoto
                    Telecopy: (212) 319-4557

                    If to Contributor to:
                    ---------------------

                    NS Advisors Holdings LLC
                    c/o NorthStar Capital Investment Corp.
                    527 Madison Avenue, 16th Floor
                    New York, New York 10022
                    Attention: Richard J. McCready
                    Telecopy: (212) 319-4557

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New
York City time) and such day is a Business Day in the place of receipt.
Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         (b) Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this
Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         (c) Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         (e) Entire Agreement. This Agreement and the Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and

                                      -8-

supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

         (f) Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF
CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES
OF CONFLICTS OR CHOICE OF LAWS.

         (g) Resolution of Disputes. All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties'
performance hereunder ("Dispute") shall be resolved as provided by this Section
5.7.

         (i) Negotiation of Disputes.

               (A) Any party shall give the other party written notice of any
Dispute. The parties shall attempt to resolve such Dispute promptly by negotiation between executive officers who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibilities for administration of this Agreement.

               (B) Within 15 days after delivery of the notice, the party receiving the notice shall submit to the other a written response. The notice and the response shall include: (1) a statement of each party's position and a summary of arguments supporting that position and (2) the name and title of the executive officer who will represent that party and of any other person who will accompany the executive officer during the negotiations. Within 30 days after delivery of the disputing party's notice, the executive officers of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.

         (ii) Arbitration.

               (A) If the Dispute has not been resolved by executive officer negotiation within 45 days of the disputing party's notice requesting negotiation, or if the parties fail to meet within 30 days from delivery of said notice, such Dispute shall on the demand of any party, be finally settled under the Rules of Arbitration of the Center for Public Resources ("CPR") then in effect, except as modified herein or by mutual agreement of the parties.

               (B) The arbitration shall be held in New York, New York. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

               (C) There shall be three arbitrators selected pursuant to the CPR rules from the CPR national and regional panels. All arbitrators shall be neutral, disinterested, independent and impartial.

                                      -9-

               (D) In rendering an award, the arbitral tribunal shall be
required to follow the substantive law of the jurisdiction designated by the parties herein. This arbitration agreement and any award rendered thereunder shall be governed by the United Nations Convention on the Recognition and
Enforcement of Foreign Arbitral Awards, 1958, and the Federal Arbitration Act, 9
USC (Section) 1 et seq. The arbitral tribunal shall not be empowered to award damages in excess of compensatory damages except in the case of fraud, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute except in the case of fraud.

               (E) The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties with regard to any claim or counterclaim submitted to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

               (F) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or to order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect. The parties hereby unconditionally and irrevocably submit to the non-exclusive jurisdiction of the state or federal courts located in New York, New York for the purpose of any preliminary relief in aid of arbitration, or for enforcement of any award, and hereby waive any objection to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

         (iii) Notwithstanding the foregoing, any Dispute regarding the following is not required to be negotiated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality, infringement, misappropriation or misuse of any intellectual property right. The parties acknowledge that their remedies at law for such a breach or threatened breach would be inadequate and, in recognition of this fact, upon such breach or threatened breach, either party, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to immediately seek or obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         (h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY
WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF
OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                      -10-

         (i) Assignment. This Agreement may not be assigned by either party without the written consent of the other party. No such assignment shall relieve either party of any of its rights and obligations hereunder.

         (j) Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this
Agreement.

         (k) Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         (l) No Right of Setoff. Neither party hereto nor any affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever against any amounts such Persons may owe to the other party hereto or any of it affiliates any amounts owed by such other party or its affiliates to the first party or its affiliates.

         (m) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         (n) Construction.

               (i) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the words "hereof,"
"herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the
Schedules hereto and the Exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, and exhibits and schedules of this
Agreement unless otherwise specified, (iii) the words "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (iv) the word "or" shall not be exclusive and (v) the Operating Partnership and the Contributor will be referred to herein individually as a "party" and collectively as "parties"
(except where the context otherwise requires).

                                      -11-

               (ii) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this
Agreement.

               (iii) Any reference to any federal, state, local or non-U.S.
statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

                         [SIGNATURES ON FOLLOWING PAGE]

                                      -12-

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

                                       CONTRIBUTOR:

                                       NS ADVISORS LLC,
                                       a Delaware limited liability company

                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                       OPERATING PARTNERSHIP:

                                       NORTHSTAR REALTY FINANCE
                                       LIMITED PARTNERSHIP,
                                       a Delaware limited partnership

                                       By: NORTHSTAR REALTY FINANCE CORP.,
                                           a Maryland corporation,
                                           its general partner

                                           By:
                                              --------------------------------
                                              Name:
                                              Title:

                                       PRESIDIO CAPITAL INVESTMENT COMPANY, LLC,
                                       a Delaware limited liability company

                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                   SCHEDULE 1

                               CONTRIBUTED ASSETS

1.   100% of the outstanding membership interests in NS Advisors, LLC, a
     Delaware limited liability company.

2.   100% of the outstanding membership interests in NS CDO Holdings I, LLC, a
     Delaware limited liability company.

                                   SCHEDULE 2
                                   ----------

                             CONTRIBUTED LIABILITIES

Liabilities shown on the financial statements of NS Advisors LLC, NS CDO
Holdings I, LLC, N-Star Real Estate CDO I Ltd and N-Star Real Estate CDO I
Corp., for the period ending [September 30, 2003].

Trust Deed dated as of August 21, 2003 by and among N-Star Real Estate CDO I
Ltd, as Issuer, N-Star Real Estate CDO I Corp., as Co-Issuer, and LaSalle Bank
National Association, as Trustee.

Note Agency Agreement dated as of August 21, 2003 by and among N-Star Real
Estate CDO I Ltd, as Issuer, N-Star Real Estate CDO I Corp., as Co-Issuer,
LaSalle Bank National Association, as Trustee, and LaSalle Bank National
Association, as Principal Note Paying Agent, Note Registrar, Note Transfer Agent
and Note Calculation Agent.

Preferred Share Fiscal and Paying Agency Agreement dated as of August 21, 2003, by and among N-Star Real Estate CDO Ltd, as Issuer, LaSalle Bank National
Association, as Preferred Share Fiscal and Paying Agent, and Walkers SPV
Limited, as Share Registrar, relating to the Issuer's Preferred Shares, Par
Value U.S.$0.01 per share.

Security Agreement dated as of August 21, 2003, by and among N-Star Real Estate
CDO I Ltd, as Issuer, LaSalle Bank National Association, as Trustee, and LaSalle
Bank National Association, as Collateral Agent and as Account holder.

Account and Control Agreement dated as of August 21, 2003, by and between N-Star
Real Estate CDO I Ltd, as Issuer, and LaSalle Bank National Association as
Collateral Agent under the Security Agreement and as securities intermediary
(Account holder).

Collateral Advisory Agreement dated as of August 21, 2003, by and between N-Star
Real Estate CDO I Ltd., as the Issuer, and NS Advisors, LLC as the Collateral
Advisor.

Collateral Administration Agreement dated as of August 21, 2003, by and among
N-Star Real Estate CDO I, Ltd, as the Issuer, NS Advisors, LLC as Collateral
Advisor, and LaSalle Bank National Association, as the Collateral Administrator.

Placement Agency Agreement dated as of August 6, 2003, by and between N-Star
Real Estate CDO I Ltd., as the Issuer, and Citigroup Global Markets Inc., as the
Placement Agent.

Purchase Agreement dated as of August 6, 2003, by and among N-Star Real Estate
CDO I Ltd., as Issuer, N-Star Real Estate CDO I Corp., as Co-Issuer, Citigroup
Global Markets Inc., Banc of

                                      -15-

America Securities LLC, and The Williams Capital Group, L.P., each as Initial
Purchaser.

Forward Purchase and Sale Agreement dated as of August 6, 2003, by and between
Citigroup Financial Products Inc., as the Seller, and N-Star Real Estate CDO I,
Ltd, as the Buyer.

Promissory Notes issued to Citigroup Global Markets Inc., Banc of America
Securities LLC, and The Williams Capital Group, L.P., as Initial Purchasers.

ISDA Master Agreement dated as of August 21, 2003, by and between N-Star Real
Estate CDO I Ltd, and Citibank, N.A.

Schedule to the ISDA Master Agreement dated as of August 21, 2003, by and between N-Star Real Estate CDO I Ltd, and Citibank, N.A.

Interest Rate Swap Confirmation dated as of August 21, 2003, by and between
N-Star Real Estate CDO I Ltd, and Citibank, N.A.

Credit Support Annex, by and between N-Star Real Estate CDO I Ltd, and Citibank,
N.A.

Memorandum and Articles of Association of N-Star Real Estate CDO I Ltd, as filed with the Registrar of Companies in the Cayman Islands on May 29, 2003, as
amended and restated on August 20, 2003.

Corporate Services Agreement dated as of August 20, 2003, by and between N-Star
Real Estate CDO I Ltd, and Walkers SPV Limited.

By-laws of N-Star Real Estate CDO I Corp.

Paying Agency Agreement dated as of September 22, 2003, by and among N-Star Real
Estate CDO I Ltd, N-Star Real Estate CDO I Corp., and NCB Stockbrokers Limited.

Obligations under the letter agreement, dated November 11, 2003, between NS
Advisors LLC and Citigroup Global Markets Inc.

                                      -16-

                    [Exhibit A has been intentionally omitted.]